Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-200388 of our report dated November 20, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of The E.W. Scripps Company costs) relating to the combined financial statements of Scripps Newspapers (a combination of subsidiaries and operations of the newspaper business of The E.W. Scripps Company) appearing in the Prospectus herein, which is part of this Registration Statement. We also consent to the reference to us under the headings “Selected Historical Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, OH
January 28, 2015